Exhibit 99.1

THE CHILDREN’S PLACE REPORTS FOURTH QUARTER AND FISCAL 2015 RESULTS

Reports Q4 2015 Comparable Retail Sales Increase of 6.7%

Delivers Q4 2015 Adjusted Earnings per Share of $1.19, a 26.6% Increase

Increases Quarterly Dividend to $0.20 per Share, a 33 1/3% Increase

Issues Adjusted EPS Guidance of $1.00 to $1.06 for Q1 2016 Compared to $0.83 in Q1 2015

And Adjusted EPS Guidance of $4.00 to $4.10 for FY 2016 Compared to $3.60 in FY 2015

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Secaucus, New Jersey – March 15, 2016 – The Children’s Place, Inc. (Nasdaq: PLCE), the largest pure-play children’s specialty apparel retailer in North America, today announced financial results for the thirteen weeks and the fiscal year ended January 30, 2016.

Jane Elfers, President and Chief Executive Officer, said, “Since mid-2014 we have consistently and publicly stated that our multi-pronged, company-wide transformation strategy would begin to deliver results in the back half of 2015. For the fourth quarter, we delivered adjusted earnings per diluted share of $1.19 compared to $0.94 in the fourth quarter of 2014, a 26.6% increase. Comparable retail sales were positive 6.7%, on top of a positive 3.7% comp in the fourth quarter of 2014. We leveraged adjusted gross margin by 130 basis points, leveraged adjusted operating margin by 70 basis points, our inventories were down 9.7% at quarter-end, on top of a 7.7% decline in the fourth quarter of 2014 and we returned $41 million to shareholders through share repurchases and dividends.”

Elfers continued, “Our four strategic growth initiatives – superior product, business transformation through technology, growth through alternate channels of distribution and store fleet optimization - are supported by a best in class management team and a foundation of operational excellence. For fiscal 2015, we delivered positive comparable retail sales, increased adjusted operating margin by 80 basis points to 6.4% compared to 5.6% in fiscal 2014,  generated $183 million in operating cash flow and returned over $131 million to shareholders through our share repurchase and dividend programs. We have delivered four consecutive quarters of significant AUR increases and five consecutive quarters of significant year over year inventory decreases.  Importantly, our wholesale and international businesses continued to expand and we now have 6 international franchise partners operating in 16 countries with 102 points of distribution.”

Elfers concluded, “We achieved our long standing commitment to deliver on our transformation strategy in the back half of 2015. Looking ahead, we expect 2016 to be another strong year for The Children’s Place. The first quarter is off to a strong start with comparable retail sales running positive 9.7% through the first 6 weeks.”

Fourth Quarter 2015 Results

Net sales increased 4.0% to $498.5 million in the fourth quarter of 2015. The quarter included the negative impact of approximately $8.8 million from currency exchange rate fluctuations. On a constant currency basis, net sales were $507.3 million, a 5.9% increase, compared to net sales of $479.2 million in the fourth quarter of 2014. Comparable retail sales increased 6.7% in the fourth quarter of 2015.

Net income was $17.5 million, or $0.87 per diluted share, in the fourth quarter of 2015, compared to net income of $17.0 million, or $0.79 per diluted share, the previous year. Adjusted net income was $24.1 million, or $1.19 per diluted share, an increase of 26.6%, inclusive of a negative ($0.03) impact due to foreign exchange, compared to $20.2 million, or $0.94 per diluted share, in the fourth quarter last year. On a constant currency basis, adjusted net income per diluted share was $1.22, a 29.8% increase, compared to the fourth quarter of 2014.

Gross profit was $177.5 million in the fourth quarter, compared to $164.8 million in the fourth quarter of 2015. Adjusted gross profit was $177.3 million in the fourth quarter, compared to $164.4 million last year, and leveraged 130 basis points to 35.6% of sales primarily as a result of merchandise margin leverage and a higher AUR.

Selling, general and administrative expenses were $131.2 million compared to $123.7 million in the fourth quarter of 2015. Adjusted SG&A was $126.9 million compared to $120.1 million in the fourth quarter last year and deleveraged 40 basis points as a percentage of sales primarily as a result of increased incentive compensation expenses which were partially offset by decreased store expenses.

Operating income was $29.3 million, compared to $20.7 million in the fourth quarter of 2014. Adjusted operating income in the fourth quarter of 2015 was $33.5 million compared to adjusted operating income of $28.8 million in the fourth quarter last year, and leveraged 70 basis points to 6.7% of sales.

During the fourth quarter, the Company recorded charges of $6.6 million for unusual items, which primarily consisted of certain non-recurring items, including expenses related to reserves for prior year uncertain tax positions, restructuring costs, and store disposition costs.

Adjusted net income, adjusted net income per diluted share, adjusted gross profit, adjusted SG&A, and adjusted operating income are non-GAAP measures, and are not intended to replace GAAP financial information. The Company believes the excluded items are not indicative of the performance of its core business and that providing this supplemental disclosure to investors will facilitate comparisons of its past and present performance. A reconciliation to GAAP financial information is provided at the end of this release.

Fiscal 2015

Net sales declined (2.0%) to $1.73 billion, including the negative impact of approximately $29.9 million from currency exchange rate fluctuations. On a constant currency basis, net sales were $1.76 billion, a (0.3%) decrease compared to net sales of $1.76 billion in the prior year. Comparable retail sales increased 0.4% in fiscal 2015.

Net income was $57.9 million, or $2.80 per diluted share, in the fiscal 2015, compared to net income of $56.9 million, or $2.59 per diluted share, the previous year. Adjusted net income was $74.6 million, or $3.60 per diluted share, inclusive of a negative ($0.14) impact due to foreign exchange, compared to $66.9 million, or $3.05 per diluted share, an increase of 18.0%, compared to the previous year. On a constant currency basis, adjusted net income per diluted share was $3.74, a 22.6% increase compared to the previous year.

Gross profit was $625.1 million in fiscal 2015, compared to $622.3 million last year. Adjusted gross profit was $625.3 million, or 36.2% of net sales, leveraging 90 basis points compared to last year.

Selling, general and administrative expenses in fiscal 2015 were $469.9 million, compared to $470.7 million last year. Adjusted SG&A was $451.8 million, compared to $462.6 million last year, leveraging 10 basis points.

Operating income was $90.1 million, compared to operating income of $80.0 million in fiscal 2015. Adjusted operating income was $110.8 million, or 6.4% of net sales, compared to $99.1 million, or 5.6% of net sales last year.

During fiscal 2015, the Company recorded charges of $16.7 million for unusual items, which primarily consisted of certain non-recurring items, including expenses related to the proxy contest, restructuring costs, a class action wage and hour legal settlement, store disposition costs, reserves for prior year uncertain tax positions, a sales tax audit settlement and distribution center exit costs.

Store Openings and Closures

Consistent with our store fleet rationalization initiative, the Company closed 16 stores during the fourth quarter of 2015. For fiscal 2015, the Company opened 4 stores and closed 32. The Company ended the fourth quarter with 1,069 stores and square footage of 4.991 million, a decrease of 2.7% compared to the prior year. The Company’s international franchise partners opened 11 points of distribution in the fourth quarter, and the Company ended the quarter with 102 international points of distribution open and operated by its 6 franchise partners in 16 countries.

Capital Return Program

During the fourth quarter of 2015, the Company returned approximately $41 million to shareholders through the repurchase of 676,273 shares and its quarterly dividend payment. For fiscal 2015, the Company returned over $131 million to shareholders through the repurchase of 1,978,321 shares and its quarterly dividend payments. Since 2009, the Company has returned approximately $624 million to its investors through share repurchases and dividends. At the end of fiscal 2015, approximately $271 million remained available for future share repurchases under the Company’s existing share repurchase programs.

Additionally, the Company’s Board of Directors increased the quarterly dividend by 33 1/3% from $0.15 per share to $0.20 per share, payable on April 28, 2016 to shareholders of record at the close of business on April 7, 2016.

Outlook

The Company is providing initial guidance for the first quarter and full year 2016.

For fiscal 2016, the Company expects adjusted net income per diluted share will be in the range of $4.00 to $4.10, inclusive of a $0.16 negative impact from foreign exchange. This compares to adjusted net income per diluted share of $3.60 in fiscal 2015. This guidance assumes a positive low single digit increase in comparable retail sales for the year.

The Company expects adjusted net income per diluted share in the first quarter of 2016 will be between $1.00 and $1.06, inclusive of an estimated $0.03 negative impact from foreign exchange. This compares to adjusted net income per diluted share of $0.83 in the first quarter of 2015. This guidance assumes a positive mid single digit increase in comparable retail sales.

Annual Meeting

The Children’s Place will hold its Annual Meeting of Stockholders at its Headquarters at 500 Plaza Drive in Secaucus, New Jersey at 8:30 a.m. on May 25, 2016.

Conference Call Information

The Children’s Place will host a conference call to discuss its fourth quarter 2015 results today at 8:00 a.m. Eastern Time. The call will be broadcast live at http://investor.childrensplace.com. An audio archive will be available on the Company’s website approximately one hour after the conclusion of the call.

About The Children’s Place, Inc.

The Children’s Place is the largest pure-play children’s specialty apparel retailer in North America. The Company designs, contracts to manufacture, sells at retail and wholesale, and licenses to sell fashionable, high-quality merchandise at value prices, primarily under the proprietary “The Children’s Place,” “Place” and “Baby Place” brand names. As of January 30, 2016, the Company operated 1,069 stores in the United States, Canada and Puerto Rico, an online store at www.childrensplace.com, and had 102 international points of distribution open and operated by its 6 franchise partners in 16 countries.

Forward Looking Statements

This press release (and the above referenced call) may contain certain forward-looking statements regarding future circumstances, including statements relating to the Company’s strategic initiatives and adjusted net income per diluted share. These forward-looking statements are based upon the Company's current expectations and assumptions and are subject to various risks and uncertainties that could cause actual results and performance to differ materially. Some of these risks and uncertainties are described in the Company's filings with the Securities and Exchange Commission, including in the “Risk Factors” section of its annual report on Form 10-K for the fiscal year ended January 31, 2015. Included among the risks and uncertainties that could cause actual results and performance to differ materially are the risk that the Company will be unsuccessful in gauging fashion trends and changing consumer preferences, the risks resulting from the highly competitive nature of the Company’s business and its dependence on consumer spending patterns, which may be affected by the weakness in the economy that continues to affect the Company’s target customer, the risk that the Company’s strategic initiatives to increase sales and margin are delayed or do not result in anticipated improvements, the risk that the cost of raw materials or energy prices will increase beyond current expectations or that the Company is unable to offset cost increases through value engineering or price increases, and the uncertainty of weather patterns. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date they were made. The Company undertakes no obligation to release publicly any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. The inclusion of any statement in this release (or on the above referenced call) does not constitute an admission by the Company or any other person that the events or circumstances described in such statement are material.

Contact: Robert Vill, Group Vice President, Finance, (201) 453-6693

(Tables Follow)

THE CHILDREN’S PLACE, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)

(Unaudited)

	Fourth Quarter Ended		Year-to-Date Ended
	January 30,	January 31,	January 30,	January 31,
	2016	2015	2016	2015
Net sales	$498,544	$479,243	$1,725,777	$1,761,324
Cost of sales	321,038	314,433	1,100,645	1,139,024
Gross profit	177,506	164,810	625,132	622,300
Selling, general and administrative expenses	131,245	123,735	469,898	470,686
Asset impairment charges	-	4,794	2,371	11,145
Other costs (income)	11	85	98	(68)
Depreciation and amortization	16,903	15,542	62,685	60,494
Operating income	29,347	20,654	90,080	80,043
Interest expense	(63)	(45)	(698)	(168)
Income before taxes	29,284	20,609	89,382	79,875
Provision for income taxes	11,811	3,572	31,498	22,987
Net income	$17,473	$17,037	$57,884	$56,888

Earnings per common share
Basic	$0.88	$0.80	$2.83	$2.62
Diluted	$0.87	$0.79	$2.80	$2.59

Weighted average common shares outstanding
Basic	19,865	21,195	20,438	21,681
Diluted	20,174	21,512	20,702	21,924

THE CHILDREN’S PLACE, INC.

RECONCILIATION OF NON-GAAP FINANCIAL INFORMATION TO GAAP

(In thousands, except per share amounts)

(Unaudited)

	Fourth Quarter Ended		Year-to-Date Ended
	January 30,	January 31,	January 30,	January 31,
	2016	2015	2016	2015

Net income	$17,473	$17,037	$57,884	$56,888

Non-GAAP adjustments:
Store disposition and other	249	5,429	3,184	12,041
Restructuring costs	3,866	2,604	5,346	7,085
Proxy costs	(5)	-	5,768	-
Legal settlement	-	-	5,000	-
Sales tax audit	-	-	1,350	-
DC exit costs (income)	11	85	98	(68)
Aggregate impact of Non-GAAP adjustments	4,121	8,118	20,746	19,058
Income tax effect (1)	(1,501)	(3,190)	(8,019)	(7,302)
International tax structure (2)	-	(1,793)	-	(1,793)
Prior year uncertain tax positions (3)	3,167	-	3,167	-
Prior year uncertain deferred tax adjustment (4)	810	-	810	-
Net impact of Non-GAAP adjustments	6,597	3,135	16,704	9,963

Adjusted net income	$24,070	$20,172	$74,588	$66,851

GAAP net income per common share	$0.87	$0.79	$2.80	$2.59

Adjusted net income per common share	$1.19	$0.94	$3.60	$3.05

(1) The tax effects of the non-GAAP items are calculated based on the statutory rate of the jurisdiction in which the discrete item resides.

(2) Prior year tax benefit related to the allocation of certain foreign income.

(3) Prior year tax provision related to uncertain tax positions.

(4) Prior year tax provision related to deferred tax adjustment.

Operating income	$29,347	$20,654	$90,080	$80,043

Non-GAAP adjustments:
Store disposition and other	249	5,429	3,184	12,041
Restructuring costs	3,866	2,604	5,346	7,085
Proxy costs	(5)	-	5,768	-
Legal settlement	-	-	5,000	-
Sales tax audit	-	-	1,350	-
DC exit costs (income)	11	85	98	(68)
Aggregate impact of Non-GAAP adjustments	4,121	8,118	20,746	19,058

Adjusted operating income	$33,468	$28,772	$110,826	$99,101

THE CHILDREN’S PLACE, INC.

RECONCILIATION OF NON-GAAP FINANCIAL INFORMATION TO GAAP

(In thousands, except per share amounts)

(Unaudited)

	Fourth Quarter Ended		Year-to-Date Ended
	January 30,	January 31,	January 30,	January 31,
	2016	2015	2016	2015

Gross Profit	$177,506	$164,810	$625,132	$622,300

Non-GAAP adjustments:
Store disposition and other	(240)	440	166	701
Restructuring costs	-	(821)	-	(821)
Aggregate impact of Non-GAAP adjustments	(240)	(381)	166	(120)

Adjusted Gross Profit	$177,266	$164,429	$625,298	$622,180

Selling, general and administrative expenses	$131,245	$123,735	$469,898	$470,686

Non-GAAP adjustments:
Store disposition and other	(1,107)	(195)	(1,221)	(195)
Restructuring costs	(3,248)	(3,425)	(4,772)	(7,906)
Legal settlement	-	-	(5,000)	-
Sales tax audit	-	-	(1,350)	-
Proxy costs	5	-	(5,768)	-
Aggregate impact of Non-GAAP adjustments	(4,350)	(3,620)	(18,111)	(8,101)

Adjusted Selling, general and administrative expenses	$126,895	$120,115	$451,787	$462,585

THE CHILDREN’S PLACE, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

(Unaudited)

	January 30,	January 31,
	2016	2015(1)
Assets:
Cash and cash equivalents	$187,534	$173,291
Short-term investments	40,100	52,000
Accounts receivable	26,315	31,928
Inventories	268,831	297,631
Other current assets	58,528	54,429
Total current assets	581,308	609,279

Property and equipment, net	290,980	310,301
Other assets, net	25,660	39,038
Total assets	$897,948	$958,618

Liabilities and Stockholders' Equity:
Accounts payable	154,541	155,323
Accrued expenses and other current liabilities	120,481	119,144
Total current liabilities	275,022	274,467

Other liabilities	95,133	95,033
Total liabilities	370,155	369,500

Stockholders' equity	527,793	589,118

Total liabilities and stockholders' equity	$897,948	$958,618

(1)	Derived from the audited consolidated financial statements included in the Company's Annual Report on Form 10-K for the fiscal year ended January 31, 2015.

THE CHILDREN’S PLACE, INC.

CONDENSED CONSOLIDATED CASH FLOWS

(In thousands)

(Unaudited)

	52 Weeks Ended
	January 30,	January 31,
	2016	2015

Net income	$57,884	$56,888
Non-cash adjustments	88,399	88,100
Working Capital	36,367	16,422
Net cash provided by operating activities	182,650	161,410

Net cash used in investing activities	(30,624)	(61,707)

Net cash used in financing activities	(131,353)	(87,603)

Effect of exchange rate changes on cash	(6,430)	(12,806)

Net increase (decrease) in cash and cash equivalents	14,243	(706)

Cash and cash equivalents, beginning of period	173,291	173,997

Cash and cash equivalents, end of period	$187,534	$173,291

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